CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of PBF Energy Inc. on Form S-8 333-225309 and 333-265506 of our report dated June 29, 2022, with respect to our audit of the financial statements of the PBF Energy Retirement Savings Plan as of December 31, 2021 and for the year ended December 31, 2021 which report is included in this Annual Report on Form 11-K of PBF Energy Inc. for the year ended December 31, 2022.

/s/ Friedman LLP

Friedman LLP
East Hanover, NJ
June 29, 2023